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                                                                  EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-80301) of PAREXEL International corporation of our report dated August 22, 1996 appearing on page 33 of the Annual Report to Shareholders which is incorporated in this Annual Report on Form 10-K. We also consent to the application of such report to the Financial Statement Schedule for the three years ended June 30, 1996 listed under Item 14(a) of PAREXEL International Corporation's Annual Report on From 10-K for the year ended June 30, 1996 when such schedule is read in conjunction with the financial statements referred to in our report. The audit referred to in such report also included this Financial Statement Schedule.


PRICE WATERHOUSE LLP

Boston, Massachusetts
September 27, 1996